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                      April 4, 2023

       Murray Grainger
       Chief Executive Officer
       Juniper II Corp.
       3790 El Camino Real #818
       Palo Alto, CA 94306

                                                        Re: Juniper II Corp.
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed March 27,
2023
                                                            File No. 001-41014

       Dear Murray Grainger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Julian Seiguer, Esq.